EXHIBIT 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5138	April 18, 2006

MEDIA CONTACT:	C. Michael Zabel
(716) 842-5385
M&T BANK CORPORATION ANNOUNCES FIRST QUARTER RESULTS
     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported its results of operations for the quarter ended March 31, 2006.
     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) for the first quarter of 2006 were $1.77, 9% higher than $1.62 in the corresponding period of 2005. GAAP-basis net income in the recent quarter totaled $203 million, up 7% from $189 million in the year-earlier period. GAAP-basis net income for 2006’s initial quarter expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.49% and 13.97%, respectively, each improved from 1.44% and 13.41%, respectively, in the first quarter of 2005.
     Commenting on M&T’s first quarter financial results, René F. Jones, Executive Vice President and Chief Financial Officer, noted, “M&T posted solid results in the first reporting period of 2006, led by excellent credit quality, 8% growth in fee income and continued success at containing expense growth. We were also encouraged by the 9% annualized rate of growth in our commercial loan and commercial mortgage loan portfolios. This drove annualized growth in total loans, excluding those held for purposes of sale, to 6% relative to the fourth quarter of 2005, while the net interest margin of 3.73% was consistent with our internal expectations.”

2-2-2-2-2
M&T BANK CORPORATION
     Supplemental Reporting of Non-GAAP Results of Operations. Since 1998, M&T has consistently provided supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, since such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, was $8 million ($.07 per diluted share) in the recently completed quarter, compared with $10 million ($.08 per diluted share) in the first quarter of 2005. There were no merger-related expenses in either of the first quarters of 2006 or 2005.
     Diluted net operating earnings per share, which exclude the impact of amortization of core deposit and other intangible assets, were $1.84 for the initial quarter of 2006, 8% above $1.70 in the year-earlier quarter. Net operating income for the quarter ended March 31, 2006 was $211 million, up 6% from $199 million in the corresponding quarter of 2005. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders’ equity, net operating income was 1.64% and 29.31%, respectively, in the first quarter of 2006, compared with 1.61% and 29.67% in 2005’s initial quarter.
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M&T BANK CORPORATION
     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended
	March 31
	2006	2005
	(in thousands,
	except per share)
Diluted earnings per share	$1.77	1.62
Amortization of core deposit and other intangible assets (1)	.07	.08

Diluted net operating earnings per share	$1.84	1.70

Net income	$202,917	189,290
Amortization of core deposit and other intangible assets (1)	7,939	9,845

Net operating income	$210,856	199,135

(1)	After any related tax effect
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M&T BANK CORPORATION
     Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

	Three months ended
	March 31
	2006	2005
	(in millions)
Average assets	$55,106	53,306
Goodwill	(2,907)	(2,904)
Core deposit and other intangible assets	(112)	(157)
Deferred taxes	43	60

Average tangible assets	$52,130	50,305

Average equity	$5,893	5,723
Goodwill	(2,907)	(2,904)
Core deposit and other intangible assets	(112)	(157)
Deferred taxes	43	60

Average tangible equity	$2,917	2,722

     Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income totaled $452 million in the first quarter of 2006, compared with $446 million in the corresponding 2005 quarter. Higher average loan balances outstanding, which rose 5% to $40.5 billion in 2006’s initial quarter from $38.6 billion in the corresponding 2005 period, were the most significant contributor to the increase. Partially offsetting the favorable impact of loan growth was a lower net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, which declined to 3.73% in the recent quarter from 3.83% in the first quarter of 2005. The decline in net interest margin from 2005’s first quarter reflects the continuing impact of rising short-term interest rates, which resulted in a narrowing of M&T’s net interest margin as the rates
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M&T BANK CORPORATION
paid on interest-bearing liabilities rose more rapidly than the yields on many earning assets. The recent quarter’s net interest margin was improved from 3.69% in the fourth quarter of 2005.
     Provision for Credit Losses/Asset Quality. The provision for credit losses totaled $18 million in the recent quarter, down from $24 million in the initial quarter of 2005. Net charge-offs of loans during the first quarter of 2006 were $17 million, compared with $19 million in the year-earlier period. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .17% and .20% in the first quarter of 2006 and 2005, respectively. Loans classified as nonperforming totaled $143 million, or .35% of total loans at March 31, 2006, improved from $180 million or .46% a year earlier and $156 million or .39% at December 31, 2005. Loans past due 90 days or more and accruing interest were $109 million at the end of the recently completed quarter, compared with $125 million at March 31, 2005. Included in these past due but accruing amounts were loans guaranteed by government-related entities of $86 million and $102 million at March 31, 2006 and 2005, respectively. Assets taken in foreclosure of defaulted loans were $10 million at March 31, 2006, compared with $11 million a year earlier.
     Allowance for Credit Losses. The allowance for credit losses totaled $639 million, or 1.56% of total loans, at March 31, 2006, compared with $632 million, or 1.62%, a year earlier. The decline in the allowance as a percentage of loans reflects improvement in various credit factors, including the decrease in nonperforming loans already noted. At December 31, 2005, the allowance for credit losses totaled $638 million, representing 1.58% of total loans. The ratio of M&T’s allowance for credit losses to nonperforming loans was 448%, 351% and 408% at March 31, 2006, March 31, 2005 and December 31, 2005, respectively.
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M&T BANK CORPORATION
     Noninterest Income and Expense. Noninterest income in the initial quarter of 2006 totaled $253 million, up 8% from $234 million in the year-earlier quarter. The improvement was led by higher income from commercial leasing and educational lending, but also included growth in several other sources of fee income.
     Noninterest expense in the first quarter of 2006 totaled $382 million, compared with $367 million in the similar quarter of 2005. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets of $13 million in 2006 and $16 million in 2005. Exclusive of these nonoperating expenses, noninterest operating expenses were $369 million in the recently completed quarter and $351 million in the first quarter of 2005. Contributing to the rise in operating expenses in 2006 were higher salaries expenses, including stock-based compensation costs. Effective January 1, 2006, M&T adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,”(“SFAS No. 123R”). As required by SFAS No. 123R, in 2006 the Company began accelerating the recognition of compensation costs for stock-based awards granted to retirement-eligible employees and employees who will become retirement-eligible prior to full vesting of the award since those awards vest when an employee retires. As a result, stock-based compensation expense during the first quarter of 2006 included $6 million that would have been recognized over the normal four year vesting period if not for the required adoption of SFAS No. 123R. That acceleration has no effect on the value of stock-based compensation awarded to employees. If the impact of the adoption of SFAS No. 123R was excluded from the recent quarter’s expenses, noninterest operating expenses increased 3% from the year-earlier period.
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M&T BANK CORPORATION
     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 52.4% in the first quarter of 2006, compared with 51.6% in the year-earlier period. If not for the acceleration of expense recognition resulting from the adoption of SFAS No. 123R, M&T’s efficiency ratio in the recent quarter would have been 51.5%.
     Balance Sheet. M&T had total assets of $55.4 billion at March 31, 2006, compared with $53.9 billion a year earlier. Loans and leases, net of unearned discount, increased 5% to $40.9 billion at the recent quarter-end from $39.1 billion at March 31, 2005. Deposits were $38.2 billion at March 31, 2006, up from $36.3 billion a year earlier. Total stockholders’ equity was $5.9 billion and $5.7 billion at March 31, 2006 and 2005, respectively, representing 10.68% of total assets at the recent quarter-end and 10.53% a year earlier. Common stockholders’ equity per share was $53.11 and $49.78 at March 31, 2006 and 2005, respectively. Tangible equity per common share was $26.41 at March 31, 2006, compared with $23.49 a year earlier. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.0 billion at March 31, 2006 and 2005.
     In November 2005, M&T announced that it had been authorized by its Board of Directors to purchase up to 5,000,000 shares of its common stock. During the recent quarter, 1,269,000 shares of common stock were repurchased by M&T pursuant to such plan at an average cost per share of $108.51. Through March 31, 2006, M&T
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M&T BANK CORPORATION
had repurchased a total of 1,313,700 shares of common stock pursuant to such plan at an average cost of $108.57 per share.
     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss first quarter financial results today at 3:00 p.m. Eastern Time. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. The conference call will be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Wednesday, April 19, 2006 by calling 877-519-4471, code 7239714 and 973-341-3080 for international participants. The event will also be archived and available by 7:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.
     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations and credit losses; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based
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M&T BANK CORPORATION
compensation awards to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including monetary policy and required capital levels; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger and acquisition activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.
     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.
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M&T BANK CORPORATION
Financial Highlights

	Three months ended
Amounts in thousands,	March 31
except per share	2006	2005	Change
Performance

Net income	$202,917	189,290	7%

Per common share:
Basic earnings	$1.82	1.65	10%
Diluted earnings	1.77	1.62	9
Cash dividends	$.45	.40	13

Common shares outstanding:
Average — diluted (1)	114,347	117,184	-2%
Period end (2)	111,447	113,978	-2

Return on (annualized):
Average total assets	1.49%	1.44%
Average common stockholders’ equity	13.97%	13.41%

Taxable-equivalent net interest income	$451,757	446,175	1%

Yield on average earning assets	6.46%	5.52%
Cost of interest-bearing liabilities	3.28%	2.06%
Net interest spread	3.18%	3.46%
Contribution of interest-free funds	.55%	.37%
Net interest margin	3.73%	3.83%

Net charge-offs to average total net loans (annualized)	.17%	.20%

Net operating results (3)

Net operating income	$210,856	199,135	6%
Diluted net operating earnings per common share	1.84	1.70	8
Return on (annualized):
Average tangible assets	1.64%	1.61%
Average tangible common equity	29.31%	29.67%
Efficiency ratio	52.36%	51.63%

	At March 31
	2006	2005	Change
Loan quality

Nonaccrual loans	$127,934	169,648	-25%
Renegotiated loans	14,790	10,501	41

Total nonperforming loans	$142,724	180,149	-21%

Accruing loans past due 90 days or more	$109,287	124,550	-12%

Nonperforming loans to total net loans	.35%	.46%
Allowance for credit losses to total net loans	1.56%	1.62%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 3.
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11-11-11-11-11
M&T BANK CORPORATION
Condensed Consolidated Statement of Income

	Three months ended
	March 31
Dollars in thousands	2006	2005	Change
Interest income	$777,272	638,321	22%
Interest expense	330,246	196,266	68

Net interest income	447,026	442,055	1

Provision for credit losses	18,000	24,000	-25

Net interest income after provision for credit losses	429,026	418,055	3

Other income
Mortgage banking revenues	34,511	33,426	3
Service charges on deposit accounts	88,876	88,353	1
Trust income	33,796	33,523	1
Brokerage services income	14,724	14,181	4
Trading account and foreign exchange gains	6,506	4,869	34
Gain on bank investment securities	58	216	—
Other revenues from operations	74,460	59,690	25

Total other income	252,931	234,258	8

Other expense
Salaries and employee benefits	224,082	206,610	8
Equipment and net occupancy	43,402	44,006	-1
Printing, postage and supplies	8,567	8,831	-3
Amortization of core deposit and other intangible assets	13,028	16,121	-19
Other costs of operations	92,924	91,769	1

Total other expense	382,003	367,337	4

Income before income taxes	299,954	284,976	5

Applicable income taxes	97,037	95,686	1

Net income	$202,917	189,290	7%

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M&T BANK CORPORATION
Condensed Consolidated Balance Sheet

	March 31
Dollars in thousands	2006	2005	Change
ASSETS

Cash and due from banks	$1,277,809	1,348,725	-5%

Money-market assets	224,209	184,361	22

Investment securities	8,294,067	8,678,890	-4

Loans and leases, net of unearned discount	40,858,598	39,073,343	5
Less: allowance for credit losses	638,831	631,993	1

Net loans and leases	40,219,767	38,441,350	5

Goodwill	2,908,849	2,904,081	—

Core deposit and other intangible assets	110,614	149,386	-26

Other assets	2,384,547	2,180,425	9

Total assets	$55,419,862	53,887,218	3%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S. offices	$7,697,855	8,392,193	-8%

Other deposits at U.S. offices	27,306,015	23,682,298	15

Deposits at foreign office	3,167,515	4,218,916	-25

Total deposits	38,171,385	36,293,407	5

Short-term borrowings	4,351,347	4,881,596	-11

Accrued interest and other liabilities	885,091	756,224	17

Long-term borrowings	6,092,570	6,282,386	-3

Total liabilities	49,500,393	48,213,613	3

Stockholders’ equity (1)	5,919,469	5,673,605	4

Total liabilities and stockholders’ equity	$55,419,862	53,887,218	3%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $122.9 million at March 31, 2006 and $61.5 million at March 31, 2005.
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M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended
	March 31
	2006		2005		Change in
Dollars in millions	Balance	Rate	Balance	Rate	balance
ASSETS

Money-market assets	$139	3.28%	87	1.38%	59%

Investment securities	8,383	4.71	8,573	4.31	-2

Loans and leases, net of unearned discount
Commercial, financial, etc	11,034	6.65	10,094	5.11	9
Real estate — commercial	14,678	7.09	14,193	6.10	3
Real estate — consumer	4,601	6.18	3,246	5.97	42
Consumer	10,231	6.79	11,047	5.83	-7

Total loans and leases, net	40,544	6.84	38,580	5.79	5

Total earning assets	49,066	6.46	47,240	5.52	4

Goodwill	2,907		2,904		—

Core deposit and other intangible assets	112		157		-29

Other assets	3,021		3,005		1

Total assets	$55,106		53,306		3%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$409	.65	376	.34	9%
Savings deposits	14,335	1.23	15,082	.75	-5
Time deposits	11,870	4.03	7,419	2.67	60
Deposits at foreign office	3,383	4.41	4,203	2.45	-20

Total interest-bearing deposits	29,997	2.69	27,080	1.53	11

Short-term borrowings	4,555	4.50	5,194	2.50	-12
Long-term borrowings	6,293	5.19	6,403	3.92	-2

Total interest-bearing liabilities	40,845	3.28	38,677	2.06	6

Noninterest-bearing deposits	7,572		8,202		-8

Other liabilities	796		704		13

Total liabilities	49,213		47,583		3

Stockholders’ equity	5,893		5,723		3

Total liabilities and stockholders’ equity	$55,106		53,306		3%

Net interest spread		3.18		3.46
Contribution of interest-free funds		.55		.37
Net interest margin		3.73%		3.83%
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